EXHIBIT 10.26

                                 iGO CORPORATION

                AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT


         THIS AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT (the "AGREEMENT") is made and entered into by and between RICHARD SHAFF (the "AFFILIATE") and IGO CORPORATION, a Delaware corporation (the "COMPANY"), effective as of the 26th day of June, 2001.

                                 R E C I T A L S

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other Change of Control. The Board of Directors of the Company (the "BOARD") recognizes that such consideration can be a distraction to the Affiliate and can cause the Affiliate to consider alternative opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Affiliate, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is imperative to provide the Affiliate with certain benefits upon a Change of Control which provides the Affiliate with incentive and encouragement to the Affiliate to remain with the Company notwithstanding the possibility of a Change of Control.

C. The Company and the Affiliate entered into a Change of Control Agreement dated December 4, 2000 (the "Original Agreement").

D. The Affiliate and the Company wish to amend the Original Agreement to read in full as set forth herein.


         NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Affiliate hereby agree that the Original Agreement shall be amended and restated in its entirety to read as set forth herein:


1. TERM OF AGREEMENT. This Agreement shall terminate on the earlier of (i) the date that all obligations of the parties hereto with respect to this Agreement have been satisfied or (ii) the date upon which this Agreement terminates by consent of the parties hereto.

2. AT-WILL EMPLOYMENT. To the extent that the Affiliate is or hereafter becomes an employee of the Company, the Company and the Affiliate acknowledge that the Affiliate's employment is and shall continue to be at-will, as defined under applicable law. If the Affiliate's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, unless the termination is to avoid this agreement, the Affiliate shall not be titled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established Affiliate plans and practice or pursuant to other agreements with the Company.

3. DEFINITION OF CHANGE OF CONTROL. "CHANGE OF CONTROL" means the occurrence of any of the following events:

         (a) Any "PERSON" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "BENEFICIAL OWNER" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities other than in a private financing transaction approved by the Board of Directors;

         (b) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the stock of the Company;

         (c) a merger or consolidation in which the Company is a party and in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at a least majority of the beneficial interest in the voting stock of the Company after such transaction; or

         (d) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

4. CHANGE OF CONTROL BENEFITS.

         (a) CHANGE OF CONTROL. The Affiliate shall be entitled to receive from the Company the benefits as provided in this Section 4 if (i) there is a Change of Control that occurs while the Affiliate is an officer or director of the Company, and (ii) Affiliate's employment with the Company is involuntarily terminated without cause within twelve (12) months following such Change of Control.

         (b) OPTION AND RESTRICTED STOCK ACCELERATED VESTING. In the event that Affiliate's employment with the Company is involuntarily terminated without cause within twelve (12) months following a Change of Control that occurs while Affiliate is employed by the Company, an additional twenty-four (24) months of the unvested portion of any stock option or restricted stock held by the Affiliate as of the date of his or her termination shall automatically be accelerated and a similar proportion of any repurchase option applicable thereto shall lapse accordingly. For purposes of this paragraph, "cause" shall mean Affiliate's gross negligence or willful misconduct where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries. Notwithstanding the foregoing, if such vesting acceleration would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Company's independent public accountants (the "ACCOUNTANTS") prior to the Change of Control, Affiliate's stock options and restricted stock shall not have their vesting so accelerated.

5. ATTORNEY FEES, COSTS AND EXPENSES. The prevailing party, determined without regard to whether or not the action results in a final judgment, shall be entitled to collect from the other party its reasonable attorneys' fees, costs and expenses incurred in connection with any action brought by either party in connection with the subject matter of this Agreement.

6. LIMITATION ON PAYMENTS. In the event that the benefits provided for in this Agreement or otherwise payable to the Affiliate (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Affiliate's severance benefits under subsection 3(b) shall be payable either

         (a) in full, or

         (b) as to such lesser amount which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, result in the receipt by the Affiliate on an after-tax basis, of the greatest amount of benefits under subsection 3(b), notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and the Affiliate otherwise agree in writing, any determination required under this
Section 6 shall be made in writing by the Accountants, whose determination shall be conclusive and binding upon the Affiliate and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Affiliate shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.

7. SUCCESSORS.

         (a) COMPANY'S SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "COMPANY" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

         (b) AFFILIATE'S SUCCESSORS. The terms of this Agreement and all rights of the Affiliate hereunder shall inure to the benefit of, and be enforceable by, the Affiliate's personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

8. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Affiliate, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9. MISCELLANEOUS PROVISIONS.

         (a) WAIVER. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Affiliate and by an authorized officer of the Company (other than the Affiliate). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

         (b) WHOLE AGREEMENT. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.

         (c) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada as applied to agreements entered into and performed within Nevada solely by residents of that state.

         (d) SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         (e) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY:                                         AFFILIATE:

IGO CORPORATION


By: /s/ S. Shackelton                            /s/ Richard M. Shaff
    ------------------------                     -------------------------------
                                                 Richard Shaff
Title: Chief Financial Officer
       -----------------------